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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report: (Date of earliest event reported)  July 31, 2000


                        UNIVERSAL BROADBAND NETWORKS, INC.
             (Exact name of registrant as specified in its charter)


DELAWARE                               000-24408                 33-611753
(State or jurisdiction of       (Commission File Number)         (IRS Employer
Incorporation)                                                   Identification
                                                                 No.)

                           2030 Main Street, Suite 550
                            Irvine, California 92614
                    (Address of principal executive offices)


      Registrant's telephone number, including area code): (949) 260-8100

                                 IJNT.NET, INC.
          (Former name or former address if changed since last report)

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Item 5.  OTHER EVENTS.

On July 31, 2000, the Company ceased the business operation of its wholly-owned subsidiary, Man Rabbit House Multimedia, Inc. ("MRH"). The Company previously indicated its intention to sell MRH. The Company determined that the prospective buyer was unable to consummate the transaction. Thirty-three employees have been terminated in connection with the closure. However, approximately eight employees of MRH are being retained to ensure an orderly wind-down of the business and to complete existing contractual obligations to MRH customers. The Company has written off the net book value of those assets relating to MRH in an amount equal to approximately $290,000 at June 30, 2000.

The Company is currently reviewing MRH's real estate leases to determine whether to sublet the premises or terminate the leases. The net termination obligation, if any, associated with these leases has not yet been determined by management. The Company expects to incur some additional on-going expenses from the MRH subsidiary in connection with the few remaining employees and the real estate leases.

The Company is currently exploring opportunities to secure buyers for its satellite offices and related wireless and ISP operations which are not directly related to the Company's new product and service strategy. If the Company is unable to sell such operations, management has targeted to close them effective September 1, 2000. To date, management of the Company has not yet completed its assessment of asset impairment, if any, related to such operations. Furthermore, the net termination obligation, if any, associated with the satellite office's facility and equipment operating leases has not yet been determined by management.


ITEM 7   FINANCIAL STATEMENTS AND EXHIBITS

         c.       EXHIBITS

                  99.1     Press Release

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            UNIVERSAL BROADBAND NETWORKS, INC.

Date: August 8, 2000                        By /s/ MICHAEL A. STERNBERG
                                               --------------------------------
                                               Michael A. Sternberg
                                               Chief Executive Officer